Exhibit 99.10

SHARE PURCHASE AGREEMENT

This Agreement (“Agreement”) is made as of February 17, 2021 between Haohan Xu (the “Seller”) and Xiaojian Xu (The ‘Purchaser’).

WHEREAS, Seller owns the outstanding shares (the “Shares”) of Mercurify Fintech Holding Inc., (the “Company”);

WHEREAS, Seller desires to sell and Purchaser desires to purchase ordinary shares of the Company, currently owned by Seller.

The parties hereto agree as follows:

Section one, Purchase and Sale

1.1            Pursuant to the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller the Shares of the Company.

1.2            The total price for the 322,345,938 ordinary shares (equal to 10.65% of total outstanding shares of Mercurify Fintech Holding Inc.) at the Closing, shall be the amount in USD 2,505,882 (the “Price”).

Section two, Closing

2.1            The closing shall take place, subject to the conditions set forth in Section 2.2 hereof at 12:00 A.M. on February17, 2021, at Beijing, China, as the parties hereto may mutually agree. The date and time of closing are herein referred to as the “Closing Date” or the “Closing.”

2.2            The obligation of the Seller to sell the Shares, and the obligation of the Purchaser to purchase the Shares, is subject to the conditions set forth below being complied with to the satisfaction of, or waived by, the Seller or the Purchaser, as the case may be, on or before the Closing Date.

2.2.1  The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date.

2.2.2  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

Section Three, Seller’s Representations and Warranties

 Seller represents and warrants to Purchaser that:

3.1            The Company is a corporation duly organized and validly existing and in good standing under the laws of Cayman and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has all requisite corporate power and authority to carry on its business as now conducted.

3.2            The execution, delivery and performance by the Seller of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Company is a part of which it or its property may be bound, or result in the creation of any lien thereunder.

3.3            This Agreement has been duly authorized, executed and delivered by the Seller.

3.4            The execution, delivery or performance by the Seller of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Seller, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Seller is a party or by which he is bound.

3.5            Neither the execution, delivery or performance by the Seller of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

3.6            Seller is the lawful owner, of record and beneficially, of the Shares and has good and merchantable title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever, and he has full right and legal capacity to transfer and sell the Shares to the Purchaser under the terms and conditions contained herein and that upon execution of this agreement and any required resolutions by the Company approving the issuance or transfer of the Shares to the Purchaser, the Purchaser will own legal and equitable title to the Shares, free and clear of all liens, encumbrances, charges, options, equities and claims of any kind.

3.7            All appropriate federal, state and local income tax returns which are required to have been filed for all of the Company’s taxable periods either have been filed or timely extensions obtained. All taxes as shown on said returns have been paid when due. The Seller knows of no proposed material tax assessment against the Company.

3.8            There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Company, at law or in equity, or before any governmental board, agency or instrumentality or any arbitrator. The Company is not in default with respect to any material order, writ, injunction or decree of any court or governmental board, agency or other instrumentality.

3.9            No written information, exhibit, financial statement, document, book, record or report prepared by the Company or Seller, which has been, is or to be furnished by the Company or Seller to Purchaser in connection with the transactions described in this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to Purchaser) at such time as of the date so furnished, or contains or shall contain any material misstatement of fact.

3.10           There are no liabilities of the Company, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since incorporation of the Company.

3.11           The Company is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Company. The Company is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party.

Section Four      Purchaser’s Representations and Warranties

  The Purchaser represents and warrants to the Seller that:

4.1            The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation order or judgment applicable to or binding on the Purchaser and will not result in a breach of, or constitute a default, or contravene any provision of, any agreement to which Purchaser is a party or by which he is bound.

4.2            Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

Section Five      Further Assurances

5.1            Seller will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the Purchaser may reasonably require for accomplishment of the purposes of this Agreement.

5.2            The Purchaser will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as Seller may reasonably require for accomplishment of the purposes of this Agreement.

Section Six      Miscellaneous

6.1            This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

6.2            Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which purports to terminate, amend, supplement, waive or modify this Agreement or any of the terms hereof and is signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

6.3            The terms of this Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

6.4            This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the Hongkong.

6.5            Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by mail, personal delivery, overnight courier, telecopy or any other customary means of written communication at the addresses set forth on the signature pages hereof, or at such other addresses as may be specified by written notice to the parties hereto, and shall become effective when received by the addressees.

6.6            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceable of such provision in any other jurisdiction.

6.7            The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

6.8            This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

Seller: Haohan Xu

Signature:	/s/ Haohan Xu

Purchaser: Xiaojian Xu

Signature:	/s/ Xiaojian Xu

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